Loan No. 2883614

                    FIRST RENEWAL, EXTENSION
                   AND MODIFICATION AGREEMENT


     THIS FIRST RENEWAL, EXTENSION AND
MODIFICATION AGREEMENT (this "Agreement") is entered into as of February 28, 1999, by and between FIRSTRUST SAVINGS BANK, a Pennsylvania chartered savings bank ("Lender"), and
WESTBRIDGE PARTNERS, LTD., a Texas limited partnership ("Borrower"), on the following terms and conditions:


                            RECITALS:


     A.   University Mortgage Acquisition
Corp. ("UMAC"") and Borrower entered into a loan to Borrower in the amount of up to $5,500,000 (the "Loan"), as evidenced by that Promissory Note dated February 28, 1992, in the stated principal amount of $5,500,000, executed by Borrower, bearing interest and being payable to the order of UMAC as therein provided (the "Note");

     B.   The Loan is further evidenced and/or
secured by (i) that Renewal Multifamily Deed of Trust, Assignment of Rents, Security
Agreement (the "Deed of Trust"), dated
February 28, 1992, executed by Borrower, filed for recording in the Office of the County
Clerk of Harris County, Texas under Clerk's
File No. N627941 and recorded at Film Code No.
###-##-####, et seq., of the Real Property
Records of Harris County, Texas, and
encumbering the real and other property
situated in Harris County, Texas and described therein (the "Property"), (ii) that Assignment of Rents and Leases (the "Assignment of
Rents"), dated February 18, 1992, executed by
Borrower, filed for recording in the Office of the County Clerk of Harris County, Texas under
Clerk's File No. N627942 and recorded at Film
Code No. ###-##-####, et seq., of the Real
Property Records of Harris County, Texas, and assigning to Lender the rents and leases of the Property, and (iii) the liens and security interests created under other documents and instruments (the Note, the Deed of Trust, the Assignment of Rents, and all other documents and instruments evidencing, securing, governing or otherwise pertaining to the Loan being hereinafter collectively called the
"Loan Documents");

C.UMAC assigned and transferred the Note, the Deed of Trust, the Assignment of Rents and the other Loan Documents to Lender under that instrument dated August 7, 1992 and filed for recording in the Office of the County Clerk of Harris County, Texas under Clerk's File
No. N816683; and

D.   Borrower has requested Lender to extend
the maturity date of the Loan and to modify the terms of the Note and the other Loan
Documents, and Lender has agreed to such extension and modification of the Note and the other Loan Documents on the terms and conditions set forth below;


                 AGREEMENTS:

NOW, THEREFORE, in consideration of the
premises and other good and valuable
consideration, including the payment by
Borrower to Lender of an extension fee in the amount of $25,950, the receipt of which by Lender is a condition precedent to the effectiveness of this Agreement, Borrower and Lender agree as follows:

     1.   Modification of Payment Terms.  The
payment terms of the Note are hereby modified as follows:

          1.1  Maturity Date.  The term of the
Loan and the Note is amended to mature on February 28, 2001, and the maturity date of the Note is hereby modified and amended to be February 28, 2001.

          1.2  Contract Rate.  From and after
the date hereof, the Loan and the Note shall bear interest at a rate equal to the greater of (a) one-half percent (0.5%) per annum in excess of the Prime Rate, or (b) eight percent
(8%) per annum (the "Contract Rate"). As used herein, "Prime Rate" shall mean the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall
Street Journal published on the second
business day of the month preceding the month in which a payment of interest and/or principal is due on the Loan, as having been the rate in effect for corporate loans at large U.S. money center commercial banks
(whether or not such rate has actually been charged by any such bank) as of the first calendar day of such month for which such rate is published. If The Wall Street Journal ceases publication of the Prime Rate, the "Prime Rate" shall mean the prime rate (or commercial reference rate) announced by Lender
(whether or not such rate has actually been charged by Lender).

          1.3  Payments.  Borrower hereby
renews and extends the Note, the Deed of Trust, the Assignment of Rents, and all of the other Loan Documents. From and after the date hereof Borrower shall make payments on the Note to Lender as follows:

          (1)  Interest.  On the first (1st)
     day of each month commencing March 1,
     1999, and continuing to and including
     February 1, 2001, Borrower shall pay to
     Lender all accrued but unpaid interest on the Note at the Contract Rate. A final payment of principal, interest and other charges under the Loan shall be due and payable on the maturity date of the Note, as modified under Section 1.1 of this Agreement.

          (2)  Principal.  In addition to
     monthly payments of interest hereunder,
     on the first (1st) day of each month,
     commencing March 1, 1999, Borrower shall make a payment to Lender equal to $6,500, such payment to be applied in reduction of the principal balance of the Note.

          (3)  Prepayment.  Upon not less than
     forty-five (45) days prior written notice to Lender, Borrower may prepay the Loan, in whole but not in part, without prepayment premium.

     2.   Modification of Loan Documents Generally.  The Deed of
          Trust, the Assignment of Rents, and the other Loan Documents are further modified, renewed and extended, to provide that all references therein to the Note shall mean and refer to the Note, as renewed, extended and modified by this Agreement.

     3.   Liens.  In conjunction with the
renewal, extension and modification of the Note, the Deed of Trust, the Assignment of Rents, and the other Loan Documents, Borrower hereby agrees that such renewal, extension and modification shall in no manner affect or impair the Note or the liens, assignments and security interests under the Deed of Trust and the other Loan Documents, and that said liens, assignments and security interests shall not in any manner be waived, the purpose of this Agreement being simply to renew, extend and modify the Note, the Deed of Trust, the Assignment of Rents, and the other Loan
Documents, and Borrower further agrees that, as modified by this Agreement, all terms and provisions of the Note, the Deed of Trust, the Assignment of Rents, and the other Loan
Documents shall be and remain in full force and effect as therein written.

     4.   No Defenses.  Borrower hereby
covenants and warrants that Lender is not in default in the performance of any of its obligations or warranties under the Loan
Documents; that there are no defenses,
counterclaims or offsets to the Loan
Documents; and that all of the provisions of the Loan Documents are in full force and effect.

     5.   Costs.  Borrower agrees to pay all
costs incurred in connection with the
execution and consummation of this Agreement, including but not limited to, all recording costs and the fees and expenses of Lender's counsel.

     6.   Maximum Amount.  All agreements
between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency, whether by reason of acceleration of the maturity of the Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the holder of the Note exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the holder of the Note in excess of the maximum lawful amount, the interest payable to the holder of the Note shall be reduced to the maximum amount permitted by applicable law; and if from any circumstance the holder of the Note shall ever receive anything of value deemed interest in excess of the maximum amount allowed by applicable law, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing under the Note, and not to the payment of interest, or if such excessive interest exceeds such unpaid balance of principal of the Note, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the holder of the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Note, (including the period of any renewal or extension thereof) so that the interest on the Note shall not exceed the maximum amount permitted by applicable law.
This Section 6 shall control all agreements between Borrower and the holder of the Note.

     Executed effective as of the date first set forth above.

LENDER:                       FIRSTRUST SAVINGS BANK, a
                              Pennsylvania-chartered savings bank



                              By:/s/ William F. Bruckner
                                   William F. Bruckner, Vice
President



BORROWER:                WESTBRIDGE PARTNERS, LTD.,
                              a Texas limited partnership

                              By:  WEST COP CORPORATION,
                                   a Texas corporation, General
Partner


                                   By:/s/ Stephen C. Parthum
                                         Stephen C. Parthum, Duly
Authorized Agent


COMMONWEALTH OF PENNSYLVANIA

COUNTY OF MONTGOMERY

     This instrument was acknowledged before me on February 22, 1999, by WILLIAM F. BRUCKNER, Vice President of FIRSTRUST SAVINGS
BANK, a Pennsylvania chartered savings bank, on behalf of said savings bank.


(SEAL)                        /s/ Rose Tirado Turner
                              Notary Public, Commonwealth of
Pennsylvania

                              Rose Tirado Turner
                              Printed name of notary
                              My Commission Expires:November 20,
                              2000


STATE OF GEORGIA

COUNTY OF COBB

     This instrument was acknowledged before me on February 18, 1999, by STEPHEN C. PARTHUM, Duly Authorized Agent of WEST COP CORPORATION, a Texas corporation and General Partner of WESTBRIDGE PARTNERS, LTD., a Texas limited partnership, on behalf of said corporation and said limited partnership.

(SEAL)                        /s/ Carla Lee Thomason-Redding
                              Notary Public, State of Georgia

                              Carla Lee Thomason-Redding
                              Printed name of notary
                              My Commission Expires:October 30,
1999
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